                                                                    EXHIBIT 99.1


                        REPORT OF INDEPENDENT ACCOUNTANTS

    To the Participants and Administrator of the HCC Insurance Holdings 401(k) Plan

    In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the HCC Insurance Holdings 401(k) Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at end of year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

    As discussed in Note 9, during March 2000, assets of the LDG Management Company Incorporated Cash or Deferred Profit Sharing Plan were merged into the Plan and participants became eligible to participate in the Plan subject to the provisions of the Plan agreement.

    /s/ PricewaterhouseCoopers LLP
    -----------------------------------
    PricewaterhouseCoopers LLP


    June 12, 2001

HCC INSURANCE HOLDINGS
  401(k) PLAN
FINANCIAL STATEMENTS AND
SUPPLEMENTAL SCHEDULE
DECEMBER 31, 2000 AND 1999

HCC INSURANCE HOLDINGS
401(k) PLAN
INDEX
--------------------------------------------------------------------------------

                                                                                                               PAGE
Financial Statements:

   Report of Independent Accountants                                                                              1

   Statements of Net Assets Available for Benefits                                                                2

   Statements of Changes in Net Assets Available for Benefits                                                     3

   Notes to Financial Statements                                                                                4-9

Supplemental Schedule*:

   Schedule I - Schedule of Assets Held for Investment Purposes at End of Year                                10-11


* Other supplemental schedules required by Section 2520-103.1 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

HCC INSURANCE HOLDINGS
401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------

                                                    DECEMBER 31,
                                                 2000          1999
ASSETS

Investments, at fair value                    $28,206,124   $18,794,538

Receivables:

     Participant notes                            494,894       146,733
                                              -----------   -----------
Net assets available for benefits             $28,701,018   $18,941,271
                                              ===========   ===========


   The accompanying notes are an integral part of these financial statements.

HCC INSURANCE HOLDINGS
401(k) PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                                   2000            1999
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
     Investment income:
         Interest                                              $    563,080    $    210,751
         Dividends                                                   15,608          12,520
         Net (depreciation) appreciation in fair
            value of investments                                 (1,284,122)      1,640,536
                                                               ------------    ------------
                                                                   (705,434)      1,863,807
                                                               ------------    ------------
     Contributions:
         Employer                                                 2,087,704       1,957,473
         Employee                                                 5,357,672       4,212,219
                                                               ------------    ------------
                                                                  7,445,376       6,169,692
                                                               ------------    ------------
Total additions                                                   6,739,942       8,033,499

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
     Benefit payments                                             6,105,160       2,461,289
     Transaction charge                                              57,763           5,129
     Participant notes receivable terminated
         due to withdrawal of participant                           106,648          20,943
                                                               ------------    ------------
Total deductions                                                  6,269,571       2,487,361
Change in forfeiture reserve, net                                   (35,601)        (58,967)
                                                               ------------    ------------
Net increase prior to plan merger                                   434,770       5,487,171
Transfer of assets due to plan merger                             9,324,977         480,094
                                                               ------------    ------------
Net increase                                                      9,759,747       5,967,265
Net assets available for benefits at beginning of year           18,941,271      12,974,006
                                                               ------------    ------------
Net assets available for benefits at end of year               $ 28,701,018    $ 18,941,271
                                                               ============    ============



   The accompanying notes are an integral part of these financial statements.

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.     DESCRIPTION OF PLAN

       The following description of the HCC Insurance Holdings ("HCC") 401(k) Plan (the "Plan") provides only general information. As a result of the merger of several other qualified plans of acquired companies, the Plan has been amended to include certain specific provisions applicable only to merged participants. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

       GENERAL

       The Plan is a defined contribution plan established effective January 1, 1992 and most recently amended and restated May 17, 1999, retroactively effective January 1, 1999. Non-union employees of HCC Insurance Holdings, Inc. (the "Company") generally become eligible to participate upon attaining the age of 21. Full time employees must also complete one year of service to become eligible for employer matching contributions. All full time employees are eligible to make deferral contributions on the first day of the month following the first month of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

       Effective December 20, 1999, the Company acquired The Centris Group, Inc.. Effective January 1, 2000 employees of the acquired subsidiary became eligible to participate in the Plan subject to the provisions of the Plan agreement.

       CONTRIBUTIONS

       Participants may contribute an amount equal to not less than 2 percent nor more than 15 percent of their compensation for the contribution period. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers a general account, 11 pooled separate accounts and Company stock as investment options for participants. Employee contributions are recorded in the period during which the Company makes payroll deductions from the participant's earnings.

       The Company may make a matching contribution in a discretionary amount for each $1.00 contributed by a participant, up to a maximum of 6 percent of the participant's compensation. The Company may also make discretionary non-elective contributions. Matching Company contributions are recorded monthly. Discretionary non-elective contributions, if any, are recorded at the end of the Plan year.

       Effective January 1, 2000 the CIGNA Charter Foreign Stock III Fund and the CIGNA Fidelity Advisor Balanced Fund were eliminated as investment options.

       Effective January 3, 2000, the CIGNA Charter Large Company Stock - Value I Fund, the CIGNA Charter Small Company Stock - Value I Fund and the CIGNA Charter Small Company Stock - Growth Fund were added to the Plan's investment options.

       Effective April 3, 2000, the CIGNA Charter Guaranteed Government Securities Account and the CIGNA Warburg Pincus Emerging Growth Fund (Advisor Shares) were eliminated as investment options.

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

       PARTICIPANT ACCOUNTS

       Each participant's account is credited with the participant's contribution and allocation of the Company's contribution and Plan earnings. Earnings are allocated by fund based on the ratio of a participant's account invested in a particular fund to all participant's investments in that fund. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

       VESTING

       Participants are immediately vested in their own voluntary contributions plus actual earnings thereon. The balance of vesting in the participants' accounts is based on years of service. A participant becomes 20 percent vested after two years of service, 40 percent vested after three years of service, 60 percent vested after four years of service, 80 percent vested after five years of service and 100 percent vested after six years of service. However, if an active participant dies prior to attaining the normal retirement age, the participant's account becomes 100 percent vested.

       BENEFIT PAYMENTS

       On termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the vested portion of his or her account, a distribution in the form of an annuity, a combination of lump sum and annuity, or a qualified joint and survivor annuity. Distributions are subject to the applicable provisions of the Plan agreement. Benefit claims are recorded as expenses when they have been approved for payment and paid by the Plan.

       PARTICIPANT NOTES RECEIVABLE

       Participants may borrow up to a maximum of $50,000 or 50 percent of the vested portion of his or her account balance, whichever is less. Loans are treated as a transfer to/from the investment fund from/to Participant Notes Receivable. A loan is secured by the balance in the participant's account and bears interest at a rate commensurate with market rates for similar loans, as defined (7.75% to 10.00% for the years ended December 31, 2000 and 1999).

       CASH EQUIVALENTS

       Contributions received prior to year end awaiting investment in the appropriate investment option at December 31, 2000 are invested in the CIGNA Charter Guaranteed Short-Term Account, which is stated at fair value.

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

2.     SUMMARY OF ACCOUNTING POLICIES

       METHOD OF ACCOUNTING

       The Plan's financial statements are prepared on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein. Actual results could differ from those estimates.

       During the year ended December 31, 1999 the Plan adopted AICPA Statement of Position 99-3, "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters."

       INVESTMENT VALUATION

       Investments in the general accounts are non-fully benefit responsive and are stated at fair value. Investments in pooled separate accounts are stated at fair value, as determined by the unit value reported by Connecticut General Life Insurance Company ("CG Life"). Participant notes receivable are valued at cost which approximates fair value. The Company stock is valued at its quoted market price.

3.     INVESTMENTS

       Investments that represent 5 percent or more of the Plan's net assets are separately identified below.

                                                                                              DECEMBER 31,
                                                                                        2000               1999
       CIGNA Charter Guaranteed Long-Term Account                                   $  9,786,434       $  3,435,321
          interest rates, 5.70%; 5.65%
       CIGNA Charter Guaranteed Government Securities Account                                 --          2,266,057
          interest rates, -; 3.60%
       CIGNA Charter Large Company Stock Index Fund                                    5,425,709          4,573,363
          units, 75,990; 58,067
       CIGNA Fidelity Advisor Growth Opportunities Fund                                2,563,131          4,177,977
          units, 38,777; 51,669
       CIGNA INVESCO Dynamics Fund                                                     2,329,769                N/A
          units, 67,451; N/A
       CIGNA Janus Worldwide Fund                                                      2,691,797          1,397,638
          units, 36,190; 15,620
       HCC Common Stock                                                                1,704,357                N/A
          shares, 63,265; N/A

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

       INVESTMENT PERFORMANCE

       During the years ended December 31, 2000 and 1999, the Plan's investments (including interest, dividends, realized gains and losses on investments bought and sold and unrealized gains and losses on investments held during the year) (depreciated) appreciated in value as follows:

                                                                      YEARS ENDED
                                                                      DECEMBER 31,
                                                                   2000            1999
General Accounts:
       CIGNA Charter Guaranteed Long-Term Account              $    504,667    $    122,072
       CIGNA Charter Guaranteed Government
           Securities Account                                        20,325          82,357
                                                               ------------    ------------
                                                                    524,992         204,429

Pooled Separate Accounts:
       CIGNA Charter Foreign Stock III Fund                              --          88,765
       CIGNA Charter Large Company Stock Index Fund                (472,665)        690,852
       CIGNA Charter Corporate Bond Fund                             15,858          (1,982)
       CIGNA Charter Large Company Stock - Value I Fund              31,431              --
       CIGNA Charter Small Company Stock - Value I Fund              27,937              --
       CIGNA Charter Small Company Stock - Growth Fund               (5,510)             --
       CIGNA Fidelity Advisor Growth Opportunities Fund            (587,054)        152,542
       CIGNA Fidelity Advisor Balanced Fund                              --          27,005
       CIGNA Warburg Pincus Emerging Growth Fund                      8,061          44,539
            (Advisor Shares)*
       CIGNA INVESCO Dynamics Fund                                 (325,582)        224,982
       CIGNA Dreyfus Founders Balanced Fund**                       (33,797)         (7,590)
       CIGNA Dreyfus Founders Growth Fund***                       (429,162)        127,643
       CIGNA Janus Worldwide Fund                                  (557,844)        488,746
       CIGNA Templeton Foreign Fund                                   6,484          11,171
                                                               ------------    ------------
                                                                 (2,321,843)      1,846,673

Common Stock:
       HCC Common Stock                                           1,053,329        (193,617)

Participant Notes Receivable                                         38,088           6,322
                                                               ------------    ------------

       Net (decrease) increase                                 $   (705,434)   $  1,863,807
                                                               ============    ============


       * formerly "CIGNA Warburg Pincus Advisor Emerging Growth Fund" ** formerly "CIGNA Founders Balanced Fund"
       *** formerly "CIGNA Founders Growth Fund"

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.     INVESTMENT CONTRACTS WITH INSURANCE COMPANY

       The Plan participates in contracts with CG Life via investments in the CIGNA Charter Guaranteed Long-Term Account and the CIGNA Charter Guaranteed Government Securities Account. CG Life commingles the assets of the CIGNA Charter Guaranteed Long-Term Account with other assets. For the Plan's investment in the CIGNA Charter Guaranteed Long-Term Account, the Plan is credited with interest at the rate specified in the contract which was 5.70% and 5.65% for the years ended December 31, 2000 and 1999, respectively, net of asset charges. CG Life prospectively guaranteed the interest rates credited for the CIGNA Charter Guaranteed Long-Term Account for six months. For the Plan's investment in the CIGNA Charter Guaranteed Government Securities Account, the Plan was credited with interest at a yield which averaged 4.75% and 3.60% for the years ended December 31, 2000 and 1999, respectively, net of asset charges. As discussed in Note 1, the CIGNA Charter Guaranteed Government Securities Account was eliminated as an investment option effective April 3, 2000. As discussed in Note 2, the CIGNA Charter Guaranteed Long-Term Account and the CIGNA Charter Guaranteed Government Securities Account are included in the financial statements at fair value which, principally because of the periodic rate reset process, approximates contract value.

5.     RELATED-PARTY TRANSACTIONS

       Plan assets include investments in funds managed by CG Life, a wholly-owned subsidiary of CIGNA. CG Life is the Plan's trustee and as such, transactions with the trustee qualify as party-in-interest transactions. Personnel and facilities of the Company have been used to perform administrative functions for the Plan at no charge to the Plan. In addition, the Plan holds shares of HCC Insurance Holdings, Inc., the Plan sponsor, which also qualifies as a party-in-interest.

6.     PLAN TERMINATION

       Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

7.     TAX STATUS

       The Internal Revenue Service has determined and informed the Company by a letter dated September 27, 1999, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan's administrator and tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

8.     RECONCILIATION OF PLAN FINANCIAL STATEMENTS TO THE FORM 5500

       Certain balances included on Schedule H (Part I and II) of the Annual Return/Report of Employee Benefit Plan (the "Form 5500") have been reclassified for purposes of presentation in these financial statements to provide additional disclosure.

HCC INSURANCE HOLDINGS
401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

9.     PLAN MERGERS

       During March 2000, assets of the LDG Management Company Incorporated Cash or Deferred Profit Sharing Plan were merged into the Plan. Participants had become eligible to participate in the Plan effective January 1, 1998, subject to the provisions of the Plan agreement.

       During 1999, assets of the AMIG Savings and Investment Plan and the Crawley Warren (USA) Inc. Employee Savings Plan for Continental Aviation Writers, Inc. were merged into the Plan. Participants had become eligible to participate in the Plan effective January 1, 1998, subject to the provisions of the Plan agreement.


10.    FORFEITURES

       The net change in forfeiture reserve represents the net change in the available forfeiture reserve balance from the prior year plus the current year forfeitures generated. Forfeitures result from nonvested benefit payments remaining in the Plan for all terminated employees. Upon reaching the break-in-service requirement, as defined in the Plan agreement, forfeitures generated are added to the forfeiture reserve balance. The forfeiture reserve of $360,861 and $102,294 at December 31, 2000 and 1999, respectively, is included in the CIGNA Charter Guaranteed Long-Term Account and is available to offset contributions or pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan agreement.

11.    SUBSEQUENT EVENT

       Effective April 1, 2001, the CIGNA Lifetime20 Fund, CIGNA Lifetime30 Fund, CIGNA Lifetime40 Fund, CIGNA Lifetime50 Fund, CIGNA Lifetime60 Fund and CIGNA Janus Adviser Growth Fund were added to the Plan's investment options.

       Effective April 1, 2001, the CIGNA Dreyfus Founders Balanced Fund and the CIGNA Fidelity Advisor Growth Opportunities Fund will be placed in an inactive status and no new contributions may be made. After April 1, 2001, any contributions allocated to these funds will be directed to the CIGNA Charter Guaranteed Long-Term Account.

                HCC Insurance Holdings                Supplemental Schedule
                           401(k) Plan                                Schedule I
SCHEDULE H (PART IV) FORM 5500 - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
    AT END OF YEAR
DECEMBER 31, 2000

---------------------------------------------------------------------------------------------------------------------------

                                                                  (c)
                          (b)                     DESCRIPTION OF INVESTMENT INCLUDING                               (e)
             IDENTITY OF ISSUE, BORROWER,          MATURITY DATE, RATE OF INTEREST,              (d)              CURRENT
    (a)        LESSOR, OR SIMILAR PARTY            COLLATERAL, PAR OR MATURITY VALUE            COST               VALUE
     *     Connecticut General Life          CIGNA Charter Guaranteed Long-Term                 N/A**            $ 9,786,434
           Insurance Company                 Account

     *     Connecticut General Life          CIGNA Charter Large Company Stock                  N/A**              5,425,709
           Insurance Company                 Index Fund

     *     Connecticut General Life          CIGNA Charter Corporate Bond Fund                  N/A**                202,923
           Insurance Company

     *     Connecticut General Life          CIGNA Charter Large Company Stock -                N/A**                582,787
           Insurance Company                 Value I Fund

     *     Connecticut General Life          CIGNA Charter Small Company Stock -                N/A**                247,734
           Insurance Company                 Value I Fund

     *     Connecticut General Life          CIGNA Charter Small Company Stock -                N/A**                737,450
           Insurance Company                 Growth Fund

     *     Connecticut General Life          CIGNA Fidelity Advisor Growth                      N/A**              2,563,131
           Insurance Company                 Opportunities Fund

     *     Connecticut General Life          CIGNA INVESCO Dynamics Fund                        N/A**              2,329,769
           Insurance Company

     *     Connecticut General Life          CIGNA Dreyfus Founders Balanced                    N/A**                303,527
           Insurance Company                 Fund



* Indicates an identified person known to be a party-in-interest to the Plan.

** Cost information has been omitted for participant directed investments.

                HCC Insurance Holdings                Supplemental Schedule
                           401(k) Plan                                Schedule I

SCHEDULE H (PART IV) FORM 5500 - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
    AT END OF YEAR
DECEMBER 31, 2000

---------------------------------------------------------------------------------------------------------------------------

                                                                  (c)
                          (b)                     DESCRIPTION OF INVESTMENT INCLUDING                               (e)
             IDENTITY OF ISSUE, BORROWER,          MATURITY DATE, RATE OF INTEREST,              (d)              CURRENT
    (a)        LESSOR, OR SIMILAR PARTY            COLLATERAL, PAR OR MATURITY VALUE            COST               VALUE
     *     Connecticut General Life          CIGNA Dreyfus Founders Growth                      N/A**            $ 1,361,897
           Insurance Company                 Fund

     *     Connecticut General Life          CIGNA Janus Worldwide Fund                         N/A**              2,691,797
           Insurance Company

     *     Connecticut General Life          CIGNA Templeton Foreign Fund                       N/A**                265,340
           Insurance Company

     *     Fidelity Investments              HCC Common Stock                                   N/A**              1,704,357


     *     Plan Participants                 Participant Notes Receivable                       N/A**                494,894


     *     Connecticut General Life          Cash Equivalents (CIGNA Charter                    N/A**                  3,269
           Insurance Company                 Guaranteed Short-Term Account)



* Indicates an identified person known to be a party-in-interest to the Plan.

** Cost information has been omitted for participant directed investments.